UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): March 26, 1999

                          Commission File Number 0-9747



                       EXCALIBUR TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)



                  Delaware                          85-0278207
      (State or other jurisdiction of           (I.R.S. Employer
       incorporation or organization)           Identification No.)

     1921 Gallows Road, Suite 200, Vienna, Virginia           22182
        (Address of principal executive offices)            (Zip Code)

  Registrant's telephone number, including area code: (703) 761-3700




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Item 5. Other Events

      Excalibur Technologies Corporation, a Delaware corporation, (the "Company"), is in the process of closing a private placement of 500,000 shares (the "Shares") of its common stock to unaffiliated accredited investors, most of whom are institutional investors. The Company expects to complete the private placement on or about March 29, 1999. The Shares are being sold at a purchase price of $10.00 per share, resulting in expected net proceeds to the Company of approximately $4.8 million.

      The Company plans to use the proceeds to finance ongoing operations and for general corporate purposes. The Company has agreed to file a registration statement under the Securities Act of 1933 covering the Shares as promptly as practicable after April 30, 1999. The Shares were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 EXCALIBUR TECHNOLOGIES CORPORATION


                                   By:/s/James H. Buchanan
                                   ----------------------------
                                   James H. Buchanan
                                   Chief Financial Officer

Date:  March 26, 1999